                      U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                      FORM 4

                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
of the Investment Company Act of 1940

[ ] CHECK THIS BOX IF NO LONGER SUBJECT OF SECTION 16. FORM 4 OR FORM 5
OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(B).
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1. Name and Address of Reporting Person

Brevoort                Richard                                  W
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(Last)                  (First)                               (Middle)

 1612 Cape Coral Parkway Suite A
----------------------------(Street)----------------------------------

Cape Coral                    FL                       33904
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(City)                      (State)                    (Zip)

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2. Issuer Name and Ticker or Trading Symbol

      Whitney Information Network, Inc. (RUSS)
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3. IRS or Social Security Number of Reporting Person

      (Voluntary)
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4. Statement for Month/Year

      April/2002
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

      [ X ] Director                      [  ] 10% Owner
      [ X ] Officer (give title below)    [ ] Other (specify below)
                  President and Director
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7. Individual or Joint/Group Filing (Check Applicable Line)

      [ X ] Form filed by One Reporting Person
      [ ] Form filed by More than One Reporting Person

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 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

 1. Title of Security          2. Transaction    3. Transaction     4.  Securities Acquired (A) or Disposed of (D)   5. Amount          6. Ownership      7. Nature of
    (Instr. 3)                    Date              Code                (Instr. 3,4 and 5)                              of                 Form:             Indirect
                                  (Month/Day/       (Instr. 8)                                                          Securities         Direct (D) or     Beneficial
                                  Year)                                                                                 Beneficially       Indirect (I)      Ownership
                                                                                                                        Owned at
                                                                                                                        End of             (Instr. 4)        (Instr. 4)
                                                                                                                        Month
                                                  Code     V              Amount     (A) or        Price                (Instr. 3 & 4)
                                                                                     (D)
-----------------------      -------------------  --------------    -----------------------------------------------  ------------------  ----------------  ---------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

TableII - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security    2. Conversion    3. Transaction    4. Transaction   5. Number of     6. Date Exercisable        7. Title and Amount     8. Price        9. Number of      10.  Ownership    11. Nature of
   (Instr. 3)                         or Exercise      Date (Month/      Code             Derivative       and Expiration             of Underlying           of              Derivative          Form of          Indirect
                                      Price of         Day/ Year)        (Instr. 8)       Securities       Date (Month/Day/           Securities              Derivative      Securities          Derivative       Beneficial
                                      Derivative                                          Acquired (A)     Year)                      (Instr. 3 and 4)        Security        Benefically         Security:        Ownership
                                      Security                                            or Disposed of                                                      (Instr. 5)      Owned at            Direct (D)       (Instr. 4)
                                                                                          (D)                                                                                 End of Month        or Indirect
                                                                                          (Instr. 3, 4                                                                        (Instr. 4)          (1)
                                                                                           and 5)                                                                                                 (Instr. 4)
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                                                                        Code     V         A       D       Date         Expiration    Title    Amount or
                                                                                                                                               Number of
                                                                                                                                               Shares
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Employee stock options                $1.81             4/1/01           A                 75,000          4/1/01       3/31/12                75,000          $0               321,500             D
Employee stock options                $1.81             4/1/01           A                  3,500          4/1/01       3/31/12                 3,500          $0               321,500             I                spouse

/s/ Richard W. Brevoort                   05/10/2002
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 **Signature of Reporting Person          Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff

(a). Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedures.